Exhibit 99.1

Contacts
Pei Hung, DASAN Zhone Investor Relations	DZSI Strategic Communications:
Tel: +1 510.777.7386	Matt Glover or Najim Mostamand, CFA
Fax: +1 510.777.7001	Tel: +1 949.574.3860
E: phung@dasanzhone.com	E: dzsi@liolios.com

DASAN Zhone Solutions Reports Fourth Quarter and Fiscal Year 2018 Financial Results; Introduces Revenue Guidance for Full Year 2019

Oakland, Calif., February 28, 2019 - DASAN Zhone Solutions, Inc. (NASDAQ: DZSI or the "Company" or “DZSI”), a global leader in fiber access transformation for enterprise and service provider networks, today reported fourth quarter and fiscal year results for the period ended December 31, 2018.  The Company also provided its outlook for the three months ending March 31, 2019 and introduced revenue guidance for the full year ending December 31, 2019.

Fourth Quarter 2018 Financial Performance:

(excludes KEYMILE figures)

•	Revenue was $74.7 million, which was in-line with the Company’s guidance and an increase of 8.8% year-over-year.
•	GAAP gross margin was 31.0%, which reflected strong revenue contribution from the Company’s Asia Pacific and South Korea geographies, which contributed approximately 69% of the quarter’s revenue.
•

GAAP net income attributable to DZSI was $(1.3) million, or $(0.08) per diluted share, which reflected approximately $2.9 million in non-recurring operating expenses resulting from merger and acquisition related expenses for the KEYMILE acquisition as well as an accrual for a special 2018 performance-based bonus, which is expected to be paid in the first quarter of 2019.

•	Without the inclusion of these non-recurring operating expenses, the Company would have generated a positive net income.
•

GAAP operating expenses were $23.1 million.  Non-GAAP adjusted operating expenses were $20.1 million, which came in $0.9 million better than the low end of the Company’s guidance of between $21 million and $22 million.

•

Non-GAAP adjusted EBITDA was $3.0 million, which was in-line with the Company’s adjusted EBITDA guidance of between $3 million to $4 million.  Non-GAAP financial measures are reconciled to the most comparable GAAP measures in the tables set forth at the end of this press release.

•	Total cash and cash equivalents (excluding restricted cash) as of December 31, 2018 were $27.7 million, compared to $17.5 million as of December 31, 2017.

Full Year 2018 Financial Performance:

(excludes KEYMILE figures)

•	Revenue was $282.3 million, which reflected an increase of 14.3% year-over-year.
•	GAAP gross margin was 32.4%.

•

GAAP net income attributable to DZSI was $2.0 million, or $0.12 per diluted share, which reflected approximately $3.1 million in non-recurring operating expenses resulting from merger and acquisition related expenses for the KEYMILE acquisition as well as an accrual for a special 2018 performance-based bonus that is expected to be paid in the first quarter of 2019.

•	Non-GAAP adjusted EBITDA was $12.0 million, which exceeded the Company’s adjusted EBITDA guidance of $11.5 million.

Management Commentary:

"2018 was a year of strong progress for DZSI,” said Yung Kim, CEO of DZSI. “We are experiencing strong customer feedback for our new generation 10G PON broadband, Whole Home WiFi, and our newly designed generation of plug-and-play FiberLAN solutions.  On the customer side, we continue to demonstrate 5G mobile backhaul leadership, working alongside LG U+ in the roll-out of the first commercial 5G wireless network in South Korea.  I am also excited by a recent win with the South Korea Ministry of Education to provide SDN based wired and wireless infrastructure to connect more than 11,000 elementary, middle, and high schools, across the country.  On the leadership front, we deepened our management bench, formalizing our Chief Operating Officer role, adding a new Head of Asia Pacific, and welcoming Lothar Schwemm and the rest of the KEYMILE leadership team to DZS.”

Michael Golomb, CFO of DZSI, said:” We delivered strong results in the fourth quarter, with revenue growing 9% year-over-year, and driving $3.0 million of adjusted EBITDA.  For the full year, we delivered 14% revenue growth and $12 million in adjusted EBITDA, demonstrating our ability to grow profitability. We also made great strides in improving our capital structure with regards to our debt.  In fact, we recently closed on a new three-year, $40 million senior secured credit facility, inclusive of a $25 million term loan, with the proceeds used to strengthen our cash position to support continued growth in our business.”

Business Outlook:

DZSI’s business outlook is based on current expectations.  The following statements are forward-looking, and actual results can differ materially based on market conditions and factors set forth under “Forward-Looking Statements” below.  The Company will provide the pro forma combined financials for 2018, inclusive of KEYMILE, in the 8-K filing expected in mid-March.

•	First Quarter 2019 Guidance:
-	Organic revenue target of $63 million to $66 million, which represents 6% to 11% organic growth from Q1 2018, and revenue target of $70 million to $74 million including KEYMILE.
-

GAAP gross margin target of between 31% and 33% (inclusive of KEYMILE), non-GAAP adjusted operating expenses target of $26 million to $29 million (inclusive of KEYMILE), and non-GAAP adjusted EBITDA to be approximately $(4) million, which is primarily driven by seasonality impacts, particularly in the KEYMILE business.

•	Full Year 2019 Revenue Guidance: Revenue target of $345 million to $360 million.

Conference Call:

The Company is hosting a conference call to announce its Q4 2018 and full year 2018 results on February 28, 2019 at 5:00pm, Eastern time.  To access the conference call, please dial 1-888-306-9369 (U.S. toll-free) or 1-503-406-4059 (international) and entering the access code 9270569. The audio webcast will be simultaneously available on the Investor Relations section of DZSI’s website at https://investor-dzsi.com/investor-relations/events/.

An audio replay will be offered for seven days, by dialing 1-855-859-2056 (U.S. toll-free) or 1-404-537-3406 (international) and entering the access code 9270569.  An audio webcast recording will also be available online at https://investor-dzsi.com/investor-relations/events/ for approximately one week following the original call.

Non-GAAP Financial Measures

To supplement DZSI's consolidated financial statements presented in accordance with GAAP, DZSI uses adjusted EBITDA, a non-GAAP measure DZSI believes is appropriate to enhance an overall understanding of DZSI's past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the Company's operational performance, including the Company's ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net income (loss) and adjusted EBITDA is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company’s products; intense competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

About DASAN Zhone Solutions, Inc.

DASAN Zhone Solutions, Inc. (NASDAQ: DZSI) is a global leader in network access solutions for service provider and enterprise networks. The company provides a wide array of reliable, cost-effective networking technologies-including broadband access, Ethernet switching, Passive Optical LAN, and software-defined networks-to a diverse customer base that includes more than 1,000 of the world’s most innovative network operators. DZSI is headquartered in Oakland, California, with operations in more than 50 countries worldwide.

DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders.  Specifications, products, and/or products names are all subject to change without notice.

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DASAN ZHONE SOLUTIONS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)

	For the Quarters Ended			For the Years Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net revenue	$74,673	$71,914	$68,623	$282,348	$247,114
Cost of revenue	51,513	48,483	45,936	190,857	164,349
Gross profit	23,160	23,431	22,687	91,491	82,765
Operating expenses:
Research and product development	8,543	8,655	8,618	34,889	36,080
Selling, general and administrative	14,386	11,106	11,545	49,598	44,641
Amortization of intangible assets	131	131	131	524	1,322
Total operating expenses	23,060	19,892	20,294	85,011	82,043
Operating income	100	3,539	2,393	6,480	722
Interest income	61	42	47	264	129
Interest expense	(408)	(447)	(226)	(1,738)	(1,019)
Other expenses, net	(307)	(572)	(774)	(1,166)	(731)
Income (loss) before income taxes	(554)	2,562	1,440	3,840	(899)
Income tax (benefit) provision	653	735	(2,718)	1,724	(2,072)
Net income (loss)	(1,207)	1,827	4,158	2,116	1,173
Net income (loss) attributable to non-controlling interest	67	29	(70)	69	102
Net income (loss) attributable to DASAN Zhone Solutions, Inc.	$(1,274)	$1,798	$4,228	$2,047	$1,071

Earnings (loss) per share attributable to DASAN Zhone Solutions, Inc.:
Basic	$(0.08)	$0.11	$0.26	$0.12	$0.07
Diluted	$(0.08)	$0.11	$0.26	$0.12	$0.07
Weighted average shares outstanding:
Basic	16,575	16,683	16,391	16,482	16,383
Diluted	16,575	16,891	16,445	16,746	16,396
___________________________________________________
(1) Amounts include stock-based compensation costs as follows:
Cost of sales	$9	$7	$—	$16	$—
Research and product development	65	38	17	134	59
Selling, general and administrative	1,149	572	215	2,430	843
	$1,223	$617	$232	$2,580	$902
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(1,207)	$1,827	$4,158	$2,116	$1,173
Stock-based compensation	1,223	617	232	2,580	902
Interest expense, net	347	405	179	1,474	890
Income tax (benefit) provision	653	735	(2,718)	1,724	(2,072)
Depreciation and amortization	669	652	712	2,702	3,817
Non-recurring merger and acquisition costs	1,265	139	—	1,404	—
Adjusted EBITDA	$2,950	$4,375	$2,563	$12,000	$4,710

Reconciliation of operating expense to Adjusted operating expense:
Total operating expense	$23,060	$19,892	$20,294	$85,011	$82,043
Depreciation and amortization(1)	(434)	(418)	(489)	(1,725)	(2,914)
Stock-based compensation	(1,214)	(610)	(232)	(2,564)	(902)
Non-recurring merger and acquisition costs	(1,265)	(139)	—	(1,404)	—
Adjusted operating expense	$20,147	$18,725	$19,573	$79,318	$78,227

(1) For the quarter and year ended December 31, 2017, the depreciation and amortization amounts have been adjusted to exclude depreciation and amortization associated with cost of revenues.

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	December 31,
Assets	2018	2017
Current Assets
Cash and cash equivalents and restricted cash	$34,712	$29,900
Accounts receivable, net	71,617	61,755
Other receivables	12,988	12,658
Contract assets	11,381	—
Inventories	33,868	25,344
Prepaid expenses and other current assets	4,185	3,652
Total current assets	168,751	133,309
Property, plant and equipment, net	5,518	5,873
Goodwill	3,977	3,977
Intangible assets, net	5,649	6,785
Non-current deferred tax assets	2,752	2,954
Long-term restricted cash	936	1,512
Other assets	2,424	4,717
Total assets	$190,007	$159,127
Liabilities, Stockholders' Equity and Non-controlling Interest
Current liabilities:
Accounts payable	$38,608	$32,792
Short-term debt	34,904	19,790
Other payables	3,073	3,988
Contract Liabilities - current	8,511	3,279
Accrued and other liabilities	12,217	11,174
Total current liabilities	97,313	71,023
Long-term debt	11,000	9,787
Contract Liabilities - non-current	1,801	1,883
Other long-term liabilities	2,739	2,667
Total liabilities	112,853	85,360
Stockholders’ equity and non-controlling interest:
Common stock	16	16
Additional paid-in capital	93,192	90,198
Accumulated other comprehensive income	(192)	1,871
Accumulated deficit	(16,477)	(18,852)
Total stockholders’ equity	76,539	73,233
Non-controlling interest	615	534
Total stockholders’ equity and non-controlling interest	77,154	73,767
Total liabilities, stockholders’ equity and non-controlling interest	$190,007	$159,127